Exhibit 10.1

                                                                                                                October 17, 2007

Dear Paula:

This letter confirms our agreement regarding the reinstatement of certain relocation benefits under Qwest’s Tier 1 Relocation Policy (the “Policy”).  In August 2004, the Company agreed to pay the reasonable and customary closing costs associated with the purchase of a home in Denver, as set forth on page 27 of the Policy.  In addition, the Company has now agreed to provide the following benefits:

1.  Shipping of household goods as set forth in Section IV of the Policy.

2.  Participation in the Qwest Home Sale Plan as set forth in Section VI of the Policy.

The benefits set forth in this letter are the only additional relocation benefits the Company will provide. The Company will not provide the other benefits described in the Policy.  We look forward to having you and your family in the Denver area.

Sincerely,

/s/ Teresa A. Taylor
Teresa A. Taylor
Executive Vice President and
Chief Administrative Officer